AMENDMENT TO THE TELLABS, INC.

1994 STOCK OPTION PLAN

WHEREAS, Tellabs, Inc. (the "Corporation") has heretofore established the Tellabs, Inc. 1994 Stock Option Plan (the "Plan") for the benefit of participating officers and other key employees of the Corporation and its subsidiaries;

WHEREAS, the Corporation deems it desirable to make certain amendments to the Plan relating to the vesting of options and/or the post-employment exercise period in the event of the death, disability, or retirement of an option holder, or a change in control of the Corporation;

WHEREAS, the Compensation Committee of the Corporation has considered the recommendations and recommended that the Board of Directors of the Corporation approve this Amendment to the Plan; and

WHEREAS, the Board of Directors of the Corporation has approved this Amendment to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective June 30, 2000, as follows :

  Under Article 2 of the Plan, the following definition of "Change in Control" shall be added:

  q. "Change in Control" means the first to occur of:

  (i) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, the Corporation or any subsidiary of the Corporation, or any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Corporation; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of 20% or more but then promptly reduces that ownership interest below 20%;

  (ii) During any two consecutive years (not including any period beginning prior to June 30, 2000), individuals who at the beginning of such two-year period constitute the Board of Directors of the Corporation and any new director (except for a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board;

  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Corporation; (B) no person (excluding any company resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such company resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then combined voting power of the then outstanding voting securities of such company except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

  (iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
  Under Article 2 of the Plan, the following definition of "Disability" shall be added:

  t. "Disability" shall have the meaning ascribed to such term in Section 22(e)(3) of the Code.
  Article 13 shall be amended in its entirety to read as follows:

  13. Termination of Employment

  Except as set forth in Article 13A with respect to the effect of a Change in Control or except as the Committee may otherwise expressly provide in the Option Agreement, the following rules shall apply upon termination of the Participant's employment with the Company and all subsidiaries:

  a. Except as set forth in subsections b, c, and d below, in the event a Grantee ceases to be an employee of the Corporation and its subsidiaries for any reason, any Option or unexercised portion thereof granted under this Plan may be exercised, to the extent such Option would have been exercisable by the Grantee hereunder on the date on which the Grantee ceased to be an employee, within three months of such date (seven months in the event such termination occurs after the occurrence of a Change in Control), but in no event later than the date of the expiration of the term of the Option.

  b. In the event of termination of employment due to the death the Grantee, each Option held by the Grantee shall become exercisable in full and may be exercised at any time prior to the expiration date of the Option or within one year after the date of the Grantee's death, whichever period is shorter.

  c. In the event of termination of employment due to the Disability of the Grantee, each Option held by the Grantee may, to the extent exercisable at the time of termination, be exercised at any time prior to the expiration date of the Option or within three years after the date of the Grantee's termination of employment, whichever period is shorter.

  d. In the event of termination of employment due to the retirement of the Grantee on or after attaining age 55, all or a portion of each Option held by the Grantee, to the extent not then exercisable, shall become exercisable in accordance with the schedule set forth below based upon one point for the Grantee's attained age and one point for each year of continuous service with the Corporation or its subsidiaries as of the date of retirement (including for this purpose, continuous service with an entity prior to the date such entity was acquired by the Corporation or an affiliate of the Corporation, but excluding any service prior to January 1, 1975),

  At least 70 but less than 80 points          50% of each unvested option shall vest
  At least 80 but less than 90 points          75% of each unvested option shall vest
  At least 90 points                                  100% of each unvested option shall vest

  and all Options held by the Grantee to the extent then exercisable may be exercised at any time prior to the expiration date of the Option or within three years after the date of the Grantee's retirement, whichever period is shorter.

  e. Notwithstanding anything in this Plan to the contrary, any Incentive Stock Option which is exercised after the expiration of three months following the cessation of employment for any reason other than Disability or death or one year after the date of termination of employment due to Disability or death shall be treated as a Non-Qualified Stock Option.
  The Plan shall be hereby amended by adding thereto a new Article 13A to read:

  13A. Change in Control

  a. Effect of Change in Control. Upon the occurrence of a Change in Control, any and all Options granted hereunder shall become immediately exercisable and remain exercisable until such Options expire or terminate under the provisions of this Plan.

  b. Change in Control Not Approved by Incumbent Board. Upon the occurrence of a Change in Control not approved by the Incumbent Board, any and all Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term without regard to termination of employment subsequent to such Change in Control.

  Article 14 of the Plan shall be amended in its entirety to read as follows:

14. Effect of Change in Stock Subject to Plan

Except as provided below, the Committee shall make equitable adjustments in the number and class of shares subject to the Plan and to the Option rights granted hereunder and the exercise prices of such Option rights, in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation or other change in the capital structure of the Corporation. In making any adjustments pursuant to this Article 14, fractional shares may be ignored.

IN WITNESS WHEREOF, the foregoing amendments to the Tellabs, Inc. 1994 Stock Option Plan are hereby adopted as of the 30th day of June, 2000, by the undersigned officer duly authorized by resolutions adopted by the written consent of the Board of Directors dated June 30, 2000.

TELLABS, INC.

By: /s Michael J. Birck

Name: Michael J. Birck

Its: President and Chief Executive Officer